SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) April 3, 2001
                                  ----------------




                           GENERAL MOTORS CORPORATION
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             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
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(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                        Identification No.)




   300 Renaissance Center, Detroit, Michigan                 48265-3000
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  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
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   On April 18,  2001,  General  Motors  Corporation's  (GM)  subsidiary  Hughes
Electronics Corporation (Hughes) filed a Form 8-K, dated April 3, 2001, related to their acquisition of nationwide residential Digital Subscriber Line ("DSL")
service  provider  Telocity   Delaware,   Inc.  The  following   describes  this
acquisition:


Item 5.  OTHER ITEMS.

   On April 3, 2001, Hughes Electronics Corporation ("Hughes"), a wholly owned subsidiary of General Motors Corporation, acquired nationwide residential Digital Subscriber Line ("DSL") service provider Telocity Delaware, Inc. ("Telocity") through the completion of a tender offer and merger. These transactions were pursuant to the Agreement and Plan of Merger dated December 21, 2000 between Hughes, Telocity, and DIRECTV Broadband, Inc., a wholly owned subsidiary of Hughes. DIRECTV Broadband, Inc. paid $2.15 in cash for each of the approximately 77.8 million tendered shares. The remaining approximately 4.9 million issued and outstanding shares of Telocity were converted into the right to receive $2.15 per share in cash as a result of the merger (subject to certain shareholders' appraisal rights under Delaware law). The purchase price consisted of approximately $177.8 million in cash, and an additional $20 million of interim financing provided by Hughes.

   Refer to Hughes Form 8-K dated April 3, 2001 and filed with the SEC on April 18, 2001 for further information related to this transaction.


                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                    (Registrant)
Date    April 18, 2001
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                                       By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)



















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